Exhibit 21.1
Subsidiaries of the Registrant

Name	Jurisdiction of Organization
GW Services, Inc.	California
Glacier Water Trust I	Delaware
Glacier Water Services, Inc.	Delaware
GW Services International, Inc.	Delaware
GW Mexico, Inc.	Delaware
4318102 Canada Inc.	Canada
Bi-Eau Pure Management, Inc.	Quebec